Exhibit 99.1

NEWS RELEASE

Matthews International Corporation

Corporate Office

Two NorthShore Center

Pittsburgh, PA 15212-5851

Phone: (412) 442-8200

September 30, 2024	Contact:	Steven F. Nicola
Chief Financial Officer and Secretary

MATTHEWS INTERNATIONAL COMPLETES SENIOR NOTES OFFERING

PITTSBURGH, PA, September 30, 2024 - Matthews International Corporation (NASDAQ GSM: MATW) (“Matthews” or the “Company”) closed on September 27, 2024 on its previously announced private offering of $300 million aggregate principal amount of its 8.625% senior secured second lien notes due 2027 (the “Notes”). The Notes will pay interest semi-annually in arrears, on April 1 and October 1 of each year, beginning on April 1, 2025. The Notes will mature on October 1, 2027, unless earlier redeemed or repurchased, and are callable in one year.

Mr. Bartolacci, President and Chief Executive Officer, stated: “We are pleased to complete the offering of our new notes, which will facilitate the repayment of our existing notes well in advance of their December 1, 2025 maturity and maintain the Company’s longstanding financial stability. The new offering was well oversubscribed which resulted in an effective and efficient offering process. The Notes, which mature October 1, 2027, are callable in one year, providing flexibility well ahead of their three-year maturity considering the current higher interest rate environment and the Company’s strong cash flow projections for fiscal 2025. Additionally, the new bonds also provide sufficient flexibility for the strategic plans of the Company’s businesses.”

The Company intends to use the net proceeds of the offering, together with borrowings under the senior credit facility under the Credit Agreement, to redeem all of its outstanding senior notes due December 1, 2025 (the “Existing 2025 Notes”) on or about October 24, 2024, and to pay accrued and unpaid interest on the Existing 2025 Notes to, but not including, the date of redemption, and to satisfy and discharge the indenture governing the Existing 2025 Notes.

About Matthews International Corporation

Matthews International Corporation is a global provider of memorialization products, industrial technologies, and brand solutions. The Memorialization segment is a leading provider of memorialization products, including memorials, caskets, cremation-related products, and cremation and incineration equipment, primarily to cemetery and funeral home customers that help families move from grief to remembrance. The Industrial Technologies segment includes the design, manufacturing, service and distribution of high-tech custom energy storage solutions; product identification and warehouse automation technologies and solutions, including order fulfillment systems for identifying, tracking, picking and conveying consumer and industrial products; and coating and converting lines for the packaging, pharma, foil, décor and tissue industries. The SGK Brand Solutions segment is a leading provider of packaging solutions and brand experiences, helping companies simplify their marketing, amplify their brands and provide value. The Company has approximately 12,000 employees in more than 30 countries on six continents that are committed to delivering the highest quality products and services.

Forward-looking Information

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the expectations, hopes, beliefs, intentions or strategies of the Company regarding the future, and may be identified by the use of words such as “expects,” “believes,” “intends,” “projects,” “anticipates,” “estimates,” “plans,” “seeks,” “forecasts,” “predicts,” “objective,” “targets,” “potential,” “outlook,” “may,” “will,” “could” or the negative of these terms, other comparable terminology and variations thereof. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations, and no assurance can be given that such expectations will prove correct. Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include changes in domestic or international economic conditions, changes in foreign currency exchange rates, changes in interest rates, changes in the cost of materials used in the manufacture of the Company’s products, any impairment of goodwill or intangible assets, environmental liability and limitations on the Company’s operations due to environmental laws and regulations, disruptions to certain services, such as telecommunications, network server maintenance, cloud computing or transaction processing services, provided to the Company by third-parties, changes in mortality and cremation rates, changes in product demand or pricing as a result of consolidation in the industries in which the Company operates, or other factors such as supply chain disruptions, labor shortages or labor cost increases, changes in product demand or pricing as a result of domestic or international competitive pressures, ability to achieve cost-reduction objectives, unknown risks in connection with the Company’s acquisitions and divestitures, cybersecurity concerns and costs arising with management of cybersecurity threats, effectiveness of the Company’s internal controls, compliance with domestic and foreign laws and regulations, technological factors beyond the Company’s control, impact of pandemics or similar outbreaks, or other disruptions to our industries, customers, or supply chains, the impact of global conflicts, such as the current war between Russia and Ukraine, the outcome of the Company’s dispute with Tesla, Inc., and other factors described in the Company’s Annual Report on Form 10-K and other periodic filings with the U.S. Securities and Exchange Commission.